Exhibit 5.1

8 Park Center Court, Suite 100 Baltimore, Maryland 21117 Phone: (410) 457-3444 www.zarrenlawgroup.com

December 21, 2023

Iron Horse Acquisitions Corp.

P.O. Box 2506

Toluca Lake, California 91610

Re:	Iron Horse Acquisitions Corp.

Ladies and Gentlemen:

We have acted as counsel to Iron Horse Acquisitions Corp., a Delaware corporation (the “Company”), in connection with its filing of the Registration Statement on Form S-1, as amended and supplemented from time to time prior to being declared effective (the “Registration Statement”), initially filed on October 19, 2023 (File No. 333-275076), with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale by the Company of (i) up to 6,000,000 units (the “Units”), with each Unit consisting of one share of the Company’s common stock, par value $0.0001 per share (the “Shares”), one warrant exercisable for one Share at a price of $11.50 per Share (the “Warrants”), and one right entitling the holder to receive one-fifth (1/5th) of one Share upon consummation of the Company’s initial business combination (the “Public Rights”), and (ii) up to 900,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option. The Warrants will be issued and sold pursuant to the terms of the Warrant Agreement, filed as Exhibit 4.5 to the Registration Statement (the “Warrant Agreement”). The Public Rights will be issued and sold pursuant to the terms of the Rights Agreement, filed as Exhibit 4.6 to the Registration Statement (the “Rights Agreement”).

As the basis for the opinion set forth herein, we have examined (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) certain resolutions of the Board of Directors of the Company; (c) the Company’s Certificate of Incorporation (in the form filed as Exhibit 3.1 to the Registration Statement), (d) the form of amended and restated Certificate of Incorporation of the Company (in the form filed as Exhibit 3.2 to the Registration Statement), (e) the Company’s Bylaws (in the form filed as Exhibit 3.3 to the Registration Statement), (f) the form of Underwriting Agreement (in the form filed as Exhibit 1.1 of the Registration Statement); and (d) such other records, agreements, instruments and documents as we have deemed appropriate for purposes of the opinion set forth herein; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed appropriate for purposes of the opinion set forth herein.

We have not independently verified any factual matter relating to this opinion. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company, as well as certain representations made by officers and representatives of the Company. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of all documents submitted to us as copies, and the legal capacity and competence of all natural persons.

Based upon the foregoing, we are of the opinion that (i) the Units have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, (ii) the Shares, including the 35,000 Representative Shares (as defined in the Registration Statement), have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable, (iii) the Warrants have been duly authorized by the Company and, provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor and assuming the exercise price set forth in the Warrant Agreement is not adjusted to an amount below the par value per Share, then the Warrants, when issued and sold in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, (iv) the Public Rights have been duly authorized by the Company and, provided that the Public Rights have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Public Rights, when issued and sold in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, (v) the Shares underlying the Warrants have been duly authorized and, when issued and delivered by the Company in accordance with the terms therein and the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable, and (vi) the Shares underlying the Public Rights have been duly authorized and, when issued and delivered by the Company in accordance with the terms therein and the terms of the Rights Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion other than as to the federal laws of the United States of America, the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and the laws of the State of New York. We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrant Agreement or the Rights Agreement.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Zarren Law Group, LLC

Zarren Law Group, LLC